Exhibit 10.23

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EUROPEAN SUPPLY AGREEMENT

dated as of

9 April, 2020

between

Nikola Iveco Europe B.V.

and

IVECO S.p.A.

and

Nikola Corporation

THIS EUROPEAN SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of Month, 2020, by and between Iveco S.p.A., a corporation duly organized and validly existing under the laws of the Republic of Italy, having its principal place of business at, Turin, Italy (“Iveco”), Nikola Corporation, a corporation duly organized and validly existing under the laws of the State of Delaware, United States of America, having its principal place of business in Phoenix, Arizona, U.S.A. (“Nikola”), and Nikola Iveco Europe B.V., a corporation duly organized and validly existing under the laws of Netherlands, having its principal place of business at Wanraaij 9, 6673DM Andelst, Netherlands (“Producer”).

WHEREAS, the Producer is a company established by Nikola and Iveco based on the Master Industrial Agreement dated as of September 3, 2019 (the “Master Agreement”) and European Alliance Agreement date as of September 30, 2019 (the “EAA”) for the purposes of designing, development, engineering and manufacturing of battery-electric heavy duty trucks (“BEVs”) and hydrogen fuel cell electric heavy duty trucks (“FCEVs”) in the Territory;

WHEREAS, Iveco, Nikola, and Producer wish this Agreement to record and confirm their intention to stipulate terms and conditions of the exclusive supply of BEVs and FCEVs by the Producer to Iveco for distribution to customers in the Territory;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

Defined terms in this Agreement shall have the meaning given to them in the Master Agreement, unless otherwise defined herein. The words in this Agreement have the meanings usually and customarily ascribed to them in commercial contracts, except that words that are defined below or in the Master Agreement have the respective meaning given to them below or in the Master Agreement, as applicable:

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under Common Control with such specified Person, and any other Person specifically identified and mutually agreed upon by the Parties, provided that for the purposes of this Agreement EXOR N.V., Fiat Chrysler Automobiles N.V. and Ferrari N.V. and their subsidiaries will not be considered to be Affiliates of Iveco;

“BEVs” has the meaning given to it in the Recitals;

“Brand” means the brand name under which the Products shall be commercialized in the Territory;

“Business Day” means any day other than a Saturday, Sunday or other day that is a partial or full bank holiday in Germany;

“Change of Control” means, with respect to any Person, any of the following, occurring in a single transaction or in a series of related transactions: (a) the acquisition by another Person of all or substantially all of the assets of the first Person and its subsidiaries, taken as a whole, (b) the acquisition by another Person of more than fifty percent (50%) of the voting power of the first Person then outstanding, (c) the merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the first Person whereby more than fifty percent (50%) of the voting power of the surviving entity is owned or Controlled by another Person, and (d) the occurrence of the events under section 9.6 of the Fourth Amended and Restated Stockholder Agreement attached to the Master Agreement;

“Control” (including the terms “Controlled by” and “under Common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

“Escalation Levels” means a request of technical support raised from the either the Iveco or Nikola market service organization to higher expertise in order to support complex repairs or diagnosis consequent to vehicle malfunction;

“Europe” means the following countries: Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Faroe Islands, Finland, France, Gibraltar (UK), Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kosovo, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Montenegro, the Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Tajikistan, Turkey, Turkmenistan, Ukraine, United Kingdom, Uzbekistan, Vatican City State;

“FCEVs” has the meaning given to it in the Recitals;

“Field Campaign” means a consumer notice, recall, or similar action following which an end customer of an affected vehicle may be notified and/or asked to return the vehicle to an authorized service centre for inspection and/or repair, or vehicle dealers may be asked to inspect and/or repair a vehicle prior to sale of such vehicle to an end customer, or at the next service interval, or repair visit or similar procedure.

“Iveco Dealer(s)” means any independent or owned dealer or distributor authorized by Iveco or its Affiliates to market and sell the Products in any Territory;

“Iveco Group” means Iveco and its Affiliates;

“LCIA” means the London Court of International Arbitration;

“Nikola Group” means Nikola and its Affiliates;

“Nikola Global Accounts” means certain customers (i) operating significant fleets of commercial vehicles and/or (ii) placing a significant number of repeated orders; minimum size of fleet and orders shall be agreed by the Parties no later than June 30, 2021, which list can be augmented by consent of the Parties and which consent shall not be unreasonably withheld;

“Nikola market service organization” means Nikola global accounts managers; for avoidance of doubt Nikola shall not establish any sales or service organization or network of BEVs and FCEVs in the Territory;

“Parts” means all component parts, spare parts, repair parts, and replacement parts for use with BEVs and FCEVs;

“Party” means, either, Iveco, Nikola, or Producer;

“Parties” means collectively Iveco, Nikola, and Producer;

“Person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government;

“Products” mean Territory-homologated BEVs and FCEVs as per Annex 1;

“Sub-suppliers” has the meaning given to it in the Master Agreement

“Territory” means Europe;

“Warranty claims” means any claims arising from defects of vehicle and components that can occur on vehicle inside warranty period.

1.2                               Additional Definitions

Each of the following terms is defined in the Section mentioned opposite the term:

Term	Section
“Improvements”	3.8
“Sales Target”	4.1
“Confidential Information”	7.1
“Top Management”	9.1
“Rules”	9.2
“Force majeure Event”	10.3
“Agreement”	Preamble
“Master Agreement	Recitals
“EAA”	Recitals

1.3                               Interpretation and Rules of Construction

In this Agreement, including its Exhibits and Annexes, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to a Section, Exhibit or Annex, such reference is to a Section of, or an Exhibit or Annex to this Agreement unless otherwise indicated; (b) the headings for this Agreement or an Exhibit or Annex to this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement, its Exhibits and Annexes; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, its Exhibits and Annexes, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, its Exhibits and Annexes refer to this Agreement as a whole and not to any particular provision of this Agreement, its Exhibits and Annexes; (e) the definitions contained in this Agreement, its Exhibits and Annexes are applicable to the singular as well as the plural forms of such terms; (f) references to a Person are also to the Person’s successors and permitted assignees; and (g) reference to agreements and Laws are also the same as amended, restated or otherwise modified from time to time.

2.                                      HOMOLOGATION

2.1                               JVC shall manufacture the Products under the unique brand NIKOLA.

2.2                               [*]

2.3                               [*]

2.4                               Homologation, production, sale and distribution flows will be set up and, if needed, adjusted to (i) allow both Nikola and Iveco to comply with European emission policies in force in 2025 and beyond and (ii) secure Iveco’s rights and interests pursuant to section 2.2 above.

3.                                      SUPPLY OF PRODUCTS

3.1                               Production allocation

Subject to the terms and conditions set forth in this Agreement and for the term of this Agreement:

a)  Producer agrees to allocate [*] of the production capacity designated to the Territory to each of the Parties (each a “Share”);

b)  Iveco’s (or its respective Affiliates) Share will be for exclusive sale, distribution, lease and service in the Territory, under the Brand;

c)  Nikola’s (or its respective Affiliates) Share will be for non-exclusive sale or lease directly to the Nikola Global Accounts in the Territory, under the Brand;

d)  In the event that either Nikola or Iveco does not utilize, sell, lease, or otherwise claim all of its Share in the given period, the other Party may claim the remaining production capacity upon receipt of affirmative notice by the Party not claiming its entire Share. Adjustment of the Shares per relevant quarter shall be agreed by the Parties in accordance with section 4.1 hereof;

e)  For avoidance of doubt the Iveco Share and Nikola Share do not include sales by Nikola to North America.

3.2                               Sale

Subject to the terms and conditions set forth in this Agreement and for the term of this Agreement:

a)  Producer agrees to sell (or cause its respective Affiliates to sell) at the Actual Price (as defined herein), the Iveco Share and Nikola Share of the Products designated to the Territory exclusively to Iveco (or its respective Affiliates) for sale, distribution and service in the Territory, under the Brand;

b)  Iveco agrees to purchase (or cause its respective Affiliates to purchase) at the Actual Price from the Producer (or its respective Affiliates) the Iveco Share and the Nikola Share of the Products at identical terms under the Brand for further distribution and service in the Territory;

c)  Iveco agrees to sell (or cause its respective Affiliates to sell) at the price pursuant to section 4.3.2 the Nikola Share to Nikola (or its respective Affiliates) for sale and/or lease to Nikola Global Accounts in the Territory, under the Brand; and

d) Nikola agrees to purchase (or cause its respective Affiliates to purchase) at the price pursuant to section 4.3.2 exclusively from Iveco (or its respective Affiliates) the Nikola Share of the Products under the Brand for further sale and/or lease to Nikola Global Accounts in the Territory.

3.3                               Basic Specifications and Variations

The basic specifications for the Products as well as initial variations thereof shall be set forth by the Parties in a form of the Annex 1 to this Agreement without undue delay after the homologation of the Products for the any of the Territories. Such basic specifications and variations may be modified from time to time by a written instrument signed by the Parties.

3.4                               Exclusivity

The Parties agree as follows:

a)  Producer (and its Affiliates) shall be the sole and exclusive supplier of the Products to Iveco (and its Affiliates) in the Territory.

b)  Iveco (and its Affiliates) shall not sell the Products supplied by the Producer (or its Affiliates) in any Territory under any brand name other than the Brand.

c)  Iveco (and its Affiliates) shall purchase the Products exclusively from the Producer (and/or its Affiliates) for resale in the Territory.

d)  Iveco shall use (and shall cause its Affiliates to use) its reasonable best efforts to promote, distribute and otherwise maximize the sale in the Territory (and in any future Territories) of the Products to be manufactured and supplied by the Producer (or its Affiliates).

e)  Except as provided with regard to Nikola’s rights pursuant to sections 3.2 c) and d), Iveco (and its Affiliates) shall be the exclusive reseller of the Products in the Territory and neither the Producer nor any of its Affiliates shall supply the Products to any Person other than to Iveco and its Affiliates.

3.5                               Iveco Dealers

Iveco (and its Affiliates) is expressly authorized to carry out its distribution functions hereunder, both directly and through the Iveco Dealers in the Territory. All terms and conditions of supply or sale by Iveco (and its Affiliates) to the Iveco Dealers shall be negotiated solely between Iveco (or such Affiliates) and the Iveco Dealers; provided, however, that neither Iveco nor any of its Affiliates shall make any commitments to any such Iveco Dealers, which commitments shall exceed the scope or conflict with the rights of Iveco (or such Affiliates of Iveco) or the Producer (or its Affiliates) arising under this Agreement.

[*]

3.6                               Independent Purchaser Status

Subject to terms and conditions of this Agreement, Iveco (and its respective Affiliate) is authorized to sell and distribute the Products in the Territory in such manner, at such prices and upon such other terms as Iveco (and its respective Affiliate) shall determine from time to time. Iveco (and such Affiliate of Iveco) is an independent purchaser and reseller of the Products. Neither Party shall be considered an agent nor legal representative of the other Party for any purpose. Neither Party is granted or shall exercise the right or authority to assume or create any obligation on behalf of the other Party or otherwise contractually bind the other Party.

3.7                               Discontinuation of the Products

In the event that the Producer elects to discontinue the manufacture or supply of any of the Products, it shall provide Iveco with not less than twelve (12) months written notice prior to the effective date of such discontinuance.

3.8                               Improvements

The Parties acknowledge that during the term of this Agreement, the Producer or any of its Affiliates, as the case may be, may introduce modifications to, additions to or improvements to the Products (collectively, the “Improvements”). The price of any Improvements shall be reflected on the new price of the Products incorporating such Improvements. Subject to the Parties’ agreement on the new price of the Products incorporating Improvements, such Improvements shall be offered to Iveco (and its Affiliates) and shall become part of the Products hereunder. Any price modifications due to Improvements shall be determined in accordance with the pricing principles set forth in clause 3.3 of this Agreement.

4.                                      TERMS AND CONDITIONS OF SALE

4.1                               Sales Target

On or before November 1 of each calendar year during the term hereof, the Parties shall agree to non-binding annual sales targets for the Products in each Territory (the “Sales Target”) to be used by the Parties to estimate volumes and as a factor in determining the pricing of the Products. Each Party shall use its commercially reasonable efforts in order to achieve the Sales Target, subject to their duties and obligations as set forth herein. The Parties shall review and adjust the Sales Targets, Iveco Shares and Nikola Shares no less than once for each quarter.

4.2                               Purchase Orders. Order Process

Iveco and Nikola shall submit (or shall cause its respective Affiliate to submit, as the case may be) to the Producer the purchase orders for the Products in accordance with the manner and procedures as set forth in Annex 2 hereto. Each conforming purchase order will be deemed to have been accepted by the Producer (or such Affiliate of the Producer), if not rejected in writing within [ten (10) days] of receipt or terms included in Annex 2. The Producer shall not reject any purchase order provided that each such order conforms to and is in accordance with the terms hereof and Producer has the capacity for such order. In the event of a capacity constraint, Producer shall allocate capacity first to the Party which did not achieve its share under section 3.1 yet. Thereafter the capacity will be allocated equally between Iveco and Nikola.

4.3                               Prices and Taxes

4.3.1                     Initial prices of each of the Products, at which the Producer (or its respective Affiliate) shall sell to Iveco (or its respective Affiliates) for sale and distribution in each Territory, shall be set forth in the Annex 3 hereto.

The prices will be reviewed and renegotiated by the Parties on a yearly basis (“Actual Price”) in order to reflect the relevant Sales Target for the corresponding year and all other relevant considerations, including without limitation, market prices of similar products, competitor’s situations, currency exchange rate fluctuations, volume of purchase and productivity gains.

The prices will be exclusive of all taxes, duties, charges and / or assessments of any nature which may be imposed upon the sale to or purchase by Iveco of the Products. Each Party shall be liable for any taxes, duties, levies and charges that may be levied in their original country.

4.3.2                     The Products provided by Iveco to Nikola pursuant to sections 3.2 c) and d) hereof shall be sold, to the extent allowed by applicable laws, for a price equal to [*]. In the event that any applicable laws oblige the Parties to apply [*] that Parties shall discuss in a good faith a proper adjustment of the pricing policy and allocation of the [*] impact.

4.4                               Payment Terms

4.4.1                     a)  All Products sold by the Producer (or its respective Affiliate) to Iveco (or its respective Affiliate) hereunder shall be invoiced to Iveco (or such Affiliate of Iveco). All payments shall be made in EURO currency and in accordance by wire transfer on the bank account indicated on the invoice within [*] days following the end of the month of the invoice date, with exception of any invoice amount determined to be Incorrect, as defined below.

b)  An “Incorrect” invoice exists when (i) the Producer or its Affiliate has issued or calculated any invoice in error or an invoice does not conform to the purchase order in specification, price or quantity and (ii) Iveco or its Affiliate, within forty-five (45) days of receipt of such initial invoice, provides written notice to the Producer or its Affiliate disputing the invoice and containing reasonable information to support the proper calculation of such invoice; provided, however, that, in such event, the Parties shall use their best efforts to promptly resolve the dispute to facilitate prompt payment of the invoice by its due date, subject to any agreed adjustments.

4.4.2                     a)  All Products sold by Iveco (or its respective Affiliate) to Nikola (or its respective Affiliate) hereunder shall be invoiced to Nikola (or such Affiliate of Nikola). All payments shall be made in EURO currency within [*] days following the end of the month of the invoice date, with exception of any invoice amount determined to be Incorrect, as defined below.

b) An “Incorrect” invoice exists when (i) Iveco or its Affiliate has issued or calculated any invoice in error or an invoice does not conform to the purchase order in specification, price or quantity and (ii) Nikola or its Affiliate, within forty-five (45) days of receipt of such initial invoice, provides written notice to Iveco or its Affiliate disputing the invoice and containing reasonable information to support the proper calculation of such invoice; provided, however, that, in such event, the Parties shall use their best efforts to promptly resolve the dispute to facilitate prompt payment of the invoice by its due date, subject to any agreed adjustments.

4.5                               Delivery

All prices are stated and all Products purchased hereunder shall be shipped on FCA (Free Carrier) Producer plant basis governed by INCOTERMS 2010, as published by the International Chamber of Commerce (ICC), by delivering them to the forwarding agent designated by Iveco.

The packing of the Products shall be preventive from dampness, rust, moisture, erosion and shock, and shall be suitable for multiple transportation. Producer shall be liable for any damage and loss of the Products which is proved to be solely attributable to the inadequate or improper packing.

Products not rejected within ten (10) days of delivery are deemed accepted, provided; however, that accepted Products remain subject to warranty set forth in section 4.8 herein.

4.6                               Cancellation of Orders

Iveco (or its respective Affiliate) shall have a right to cancel, with prior written notice, that portion of a purchase order placed hereunder upon occurrence of any of the following events:

a)  the failure by the Producer to make a conforming delivery within sixty (60) days following the shipping date as specified in the purchase order; or

b)  the continuing delay in Producer’s (or such Affiliate’s) performance for a period of more than six (6) months from the shipping date specified in the purchase order whose performance is delayed.

4.7                               Product Compliance

Each Party shall make commercially reasonable efforts to comply, at its own expense, with all legal requirements that apply to such Party’s obligations under this Agreement. In connection therewith the Parties shall reasonably cooperate with the other Party in the provision of information required to comply with each other party’s respective legal requirements.

In the event there are any changes of the legal requirements or new legal requirements after the date hereof, each Party will use commercially reasonable efforts to comply with such changes or new legal requirements, as applicable to each such Party.

4.8                               Warranties and liabilities

Upon completion of the final Product validation the Producer shall warrant that all Products sold to Iveco (or its respective Affiliate) and Nikola (or its respective Affiliates) under this Agreement will be free from defects in design, material, and workmanship.

Warranty claim costs shall be borne by Iveco. The Parties will discuss in a good faith and set forth in a separate agreement the warranty terms and conditions as well as an appropriate allocation of responsibility and associated costs of Warranty Claims. Iveco shall be entitled to directly recover from Sub-Suppliers the warranty costs caused by defects of the components supplied by such Sub-Suppliers and the Producer and Nikola Corporation, shall support Iveco in the Sub-Suppliers’ recovery process whenever it is needed.

In case of a Field Campaign, the Producer shall immediately identify and validate solution and correct the problem. Iveco will have sole discretion to initiate any Field Campaign. Iveco and/or Nikola may also request the Producer to conduct any Field Campaign and the Producer may not unreasonably withhold or delay its consent. The Parties shall promptly provide each other with information and reasonable cooperation in relation to any safety, compliance, epidemic defects that may possibly lead to a Field Campaign.

In order to determine the appropriate allocation of responsibility and associated cost of Field Campaigns, the Parties will discuss in good faith and establish the rules in a dedicated procedure to be agreed in a separate agreement. Producer shall retain the right to claim for a recovery of Field Campaign and Warranty Claim costs related to the defects in design to the Company which has licensed the technology.

The Parties shall jointly secure the availability of insurance coverage for Field Campaign Costs. To the extent such insurance coverage is available on commercially reasonable terms, the Parties will determine a reasonable method to obtain any available insurance coverage (i.e. joint or separate coverage). The cost of the insurance coverage shall be borne by the Producer.

Should an accident occur during the utilization of any of the Products, causing damage to persons or property, provided that the said accident is caused by defects attributable to production operations carried out by Producer or by any kind of defects of the Products, Producer shall keep Iveco and/or Nikola, as applicable, harmless from any action and/or claim made by third parties and from any expense or charge that Iveco and/or Nikola may sustain in connection with or in consequence of such action and/or claim .

In any case Producer shall keep Iveco and/or Nikola, as applicable, harmless from and against any liability, loss, cost, damage or expense whatsoever resulting from or arising out of (i) a breach of any of the representations and warranties as per this article; and/or (ii) a recall campaign due to serial defects/recurrent faults of the Products; and/or (iii) Producer’s product liability as manufacturer of the Products.

The Parties shall make best commercial efforts to get a commitment from the Suppliers of components to (i) grant a warranty of supplied components to JVC from the start of production of the first vehicle and (ii) put in place third party liability and product liability insurances.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE FOREGOING REMEDIES PROVIDED BY PRODUCER ARE THE SOLE AND EXCLUSIVE REMEDIES FOR ANY BREACH OF WARRANTY, AND THE EXPRESS WARRANTY PROVIDED HEREIN STANDS IN LIEU OF ALL OTHER

WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANY SAMPLES, PROTOTYPES OR PRE-RELEASE PRODUCTS THAT MAY BE FURNISHED ARE FURNISHED “AS IS” WITH NO WARRANTIES OF ANY KIND.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND OTHER THAN WITH RESPECT TO AN INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR A BREACH OF ARTICLE 6 (CONFIDENTIAL INFORMATION), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, ITS AFFILIATES OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING LOSS OF PROFITS AND LOSS OF USE, HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.                                      SUPPLY OF SPARE PARTS

5.1                               The Producer shall supply Parts manufactured by the Producer exclusively for the benefit of the Iveco Group in the Territory for an exclusive resale in the Territory in accordance with the terms and conditions of the European Spare Parts Supply to be agreed upon no later than December 31, 2020.

5.2                               The Producer shall continue to supply Parts in order to meet each of the Iveco requirements for Parts for 10 years after Iveco Group ceases to purchase the Products.

5.3                               Iveco Group may purchase Parts directly from third parties, provided that they shall do so with the assistance of the Producer and in accordance with the quality requirements developed by the Producer.

5.4                               Iveco may sell Parts directly to their dealers and final customers only, provided that in no event the Producer may sell or otherwise transfer the Parts to third parties other than members of the Iveco Group.

5.5                               Prices of Parts will be reviewed and renegotiated by the Parties on a yearly basis to maximize the ability of the Iveco Group to compete in the Territory.

6.                                      SALES, SERVICE AND AFTERMARKET SOLUTIONS

6.1                               Sales and Service Function

For the mutual benefit of the Parties, Iveco (and its respective Affiliates) shall use reasonable commercial efforts to promote the sale of the Products to all potential users within each of the Territory. Iveco shall (or shall cause its respective Affiliates and the Iveco Dealers to) maintain appropriate personnel and facilities to service the Products sold within the Territory. Advertising and promotional expenses in the Territory will be the cost of Iveco.

6.2                               Technical Support and Assistance

6.2.1                     Iveco will have exclusive right and responsibility to provide after-sale services to the Products in the Territory through its Iveco Dealers irrespective of the Products sold are Nikola Share or Iveco Share.

6.2.2                     Producer will exclusively supply the Iveco Group with technical support and assistance to address and provide assistance with issues related to the Products. The technical support and assistance will be delivered promptly, depending upon the situation, urgency, and nature of the technical concern. The Iveco Group may request the Producer to dispatch Product related technical support engineers or other specialists.

6.2.3                     Producer, Iveco and Nikola will discuss in a good faith and set forth in a separate agreement a procedure to establish rules and accountabilities for Escalation Levels from either the Iveco or Nikola market service organization.

6.3                               Sales, Marketing, Training, Service and Other Related Information

6.3.1                     Technical Publications. Producer or its Affiliates will supply the Iveco Group with all necessary (i) Operators, Parts, Service and Installation Instructions and Standard Repair Times in electronic format (or in an agreed upon format), and (ii) Electrical Schematics (in an agreed upon format), intended to enable Iveco to deliver on-time, accurate and complete technical information to the respective Iveco Dealers. All such technical information shall be delivered in English. All costs to develop these technical publications shall be borne by the Producer, including publications to support the launch of Improvements and new Products. In the case of Improvements, the technical publications shall be structured in a way that Iveco can readily identify the differences from the previous version. Producer shall consult with Iveco to develop a launch program and timeline for Improvements and new Products to be supplied to Iveco based upon the Iveco launch plan.

6.3.2                     Sales and Service Training. Producer shall provide ongoing sales and/or technical (service) training to Iveco, on mutually agreeable basis, to enable Iveco to provide training to the respective Iveco Dealers to sell and service the Products. Producer shall provide training material, technical support and documentation of spare parts, including sub-assembly or sub-components list for service purpose. Producer shall provide electronic copies of the materials free of charge.

7.                                      CONFIDENTIAL INFORMATION

7.1                               Confidential Information

For purposes of this Agreement, the term “Confidential Information” includes (i) sales and service information or documents disclosed by a Party to the other Party and (ii) all business, financial, technical, specification, product or other information, including without limitation, the terms of this Agreement, any technical or business information concerning the Products, product development or any new and/or unreleased Products, which is reduced to writing and clearly identified on the face thereof as confidential or which, if disclosed orally or visually, is identified as confidential at the time of disclosure and is confirmed in writing within thirty (30) days of such disclosure to the receiving party; provided, however, that all technical and specification information concerning the Products, all market share, sales and pricing data, and all product development information shall be deemed to constitute the Confidential Information whether or not identified or confirmed in writing as being confidential.

7.2                               Non-Use and Non-Disclosure

Each Party agrees to hold in strict confidence any Confidential Information supplied to such Party by the other Party and not to divulge the same to any other Person without the prior written permission of such other Party, or to use the same, except as reasonably required pursuant to the provisions of this Agreement. The Parties and their directors, agents, officers, employees, successors and assigns shall use their best efforts to maintain such Confidential Information secret and confidential and shall exercise the same degree of care for such purposes as would normally be exercised with respect to proprietary information which they desire to keep secret and confidential. Each Party shall limit access to Confidential Information received from the other Party to those of its employees and representatives, whom have an actual need to know the same. The obligation of the Parties under this section 7.2 shall survive for a period of five (5) years after termination of this Agreement for any reason with respect to Confidential Information in the form of technical or product development information disclosed under this Agreement, including any drawings, blueprints, specifications or bills of material, and for a period of three (3) years after termination of this Agreement for any reason with respect to all other Confidential Information. Upon request by the other Party, the recipient of Confidential Information shall return all originals thereof and certify that all copies thereof have been destroyed; provided, however, that Iveco and Nikola shall be entitled to retain copies of and use Confidential Information to the extent necessary to perform warranty, maintenance and other service on the Products purchase prior to the effective date of the termination of this Agreement.

7.3                               Exceptions

The obligations of each Party under section 7.2 hereof shall not apply to such Confidential Information which: (i) at the time of disclosure, is readily available to the trade or the public; (ii) after disclosure, becomes readily available to the trade or the public, other than through a breach of this Agreement; (iii) is subsequently lawfully and in good faith obtained by such Party from an independent third Person without breach of this Agreement; (iv) was in possession of such Party prior to the date of disclosure; (v) is disclosed to others in accordance with the terms of a prior written authorization between the Parties to this Agreement; or (vi) are independently developed by the Parties without reference to any other Party’s Confidential Information. Furthermore, disclosure of information pursuant to governmental or judicial process, or required by legal requirements, shall not constitute a breach of this article 7 , provided that notice of such process or legal requirements is both legally permissible and promptly provided to the disclosing Party in order that it may have the opportunity to intercede in such process, seek a protective order and/or contest any requirement for such disclosure and that receiving Party shall cooperate with disclosing Party in such process to limit such disclosure.

8.                                      TERM AND TERMINATION

8.1                               Term and Renewal

Unless earlier terminated pursuant to the following subsections (a) or (b) or (c) below, this Agreement shall be effective as of the last signature hereof and continue in full force and effect until December 31, 2030, and thereafter shall be automatically renewed for successive 10 years terms:

a)  the termination of this Agreement by any Party pursuant to Sections 8.2 or 10.3 hereof; or

b)  the termination of this Agreement by mutual written consent of the Parties; or

c)  the termination of the EAA.

8.2                               Termination

By written notice to the other Party, this Agreement may be terminated as follows:

a)  by either Party, if a material breach of this Agreement has been committed by other Party (or any of its Affiliates) and such breach has not been cured within ninety (90) days following the receipt of written notice of any such breach by non-breaching Party; or

b)  by either Party, if (i) a receiver is appointed for the other Party or its property; (ii) the other Party becomes insolvent or unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business; (iii) any proceedings are commenced by or against the other Party under any bankruptcy, insolvency or debtor’s relief law; or (iv) the other Party ceases to carry on business or commences to dissolve under applicable corporate law statutes; or

c)  by either Party, if there occurs a Change of Control of the other Party, in which case section 13.5 of the EAA shall.

For the avoidance of doubt, (i) Nikola’s planned merger with VectoIQ Acquisition Corp. under the terms agreed with Iveco and (ii) planned spin-off of Off-Highway and On-Highway segments of CNH Industrial, are not and will not be construed as a Change of Control event.

8.3                               Consequences of Termination

8.3.1                     Upon termination of this Agreement, all sums due and owing by one Party to the other Party, as the case may be, shall become immediately due and payable and shall be paid within forty-five (45) days thereof.

8.3.2                     Upon termination of this Agreement by Producer due to breach or any other action or omission by Iveco for which such termination is permitted by this Agreement, Producer shall have the right (i) to terminate or to enforce continued performance by Iveco of all or part of the purchase orders for the Products which have been accepted by Producer, but for which delivery has not yet been made, and (ii) to repurchase any inventory of the Products then held by Iveco. Such right shall be in addition to, and not in lieu of, any other rights which the Parties may have as a result of termination or nonrenewal.

8.3.3                     Upon termination of this Agreement by Iveco due to breach or any other action or omission by Producer for which such termination is permitted by this Agreement, (i) Iveco shall have the right to terminate or enforce continued performance by Producer of all part of purchase orders for Products which have been accepted but for which delivery has not yet been made and (ii) the Parties shall negotiate appropriate remedies for liquidating any inventory of the Products held by Iveco, its Affiliates, and/or the Iveco Dealers, including discounts or buy-back of any inventory.

8.3.4                     Upon termination of this Agreement by mutual consent of the Parties and/or in the absence of breach or any other action or omission by one Party for which termination by the other Party is permitted hereunder, the Parties shall mutually determine the disposition of pending purchase orders. Such rights shall be in addition to, and not in lieu of, any other rights which the Parties may have as a result of termination or nonrenewal.

8.4                               Cross Termination

It is the intention of the Parties to have this Agreement automatically terminated immediately upon the termination of the EAA.

9.                                      CONCILIATION AND ARBITRATION

9.1                               Conciliation

All material disputes arising between the Parties concerning validity, construction or effect of this Agreement or the rights and obligations created hereunder shall be promptly brought to the attention of the account managers first. The account managers shall then discuss the disputes and attempt to reach resolution thereof. If the account managers shall have reached a resolution upon any such dispute, then they shall submit their instructions to the Parties for implementation thereof.

If the account managers are unable to reach any resolution within two (2) weeks, or such additional time as they may determine, then the matter shall be referred to:

As to a dispute between Iveco and Producer only, each of the respective top management officers of Producer and Iveco, consisting of CEO of Producer and the CEO of Iveco who then shall discuss the matter and attempt to reach a resolution upon such matter.

As to a dispute between Nikola and Producer only, each of the respective top management officers of Producer and Nikola, consisting of CEO of Producer and the CEO of Nikola who then shall discuss the matter and attempt to reach a resolution upon such matter.

As to a dispute between Iveco, Nikola, and Producer, each of the respective top management officers of Producer, Iveco, and Nikola, consisting of CEO of Producer, the CEO of Iveco, and the CEO of Nikola who then shall discuss the matter and attempt to reach a resolution upon such matter.

If the executives mentioned above, as applicable, reach a resolution, then they shall submit their instructions to the Parties for implementation. If, however, the executives mentioned above, as applicable, are unable to reach any resolution within two (2) weeks, or such additional time as they may determine, the matter shall be resolved in accordance with Section 9.2.

9.2                               Arbitration

If a Dispute is not resolved pursuant to Section 9.1 within the period provided therein, any party or Party may demand arbitration administered by the LCIA under its rules presently in force (the “Rules”).

The decision of the arbitration panel shall be final and binding on the Parties, and it will not be subject to any appeal or proceedings to vacate. The arbitration award may be enforced in any court of competent jurisdiction.

The situs of the arbitration and any evidentiary proceedings shall be London and all proceedings and submissions shall be in the English language. The panel may conduct proceedings in other locations if necessary for the taking of evidence or as otherwise agreed by the Parties involved in such arbitration.

The arbitration panel shall consist of three members, one to be appointed by Iveco, one to be appointed by Nikola, and the third arbitrator, who shall preside over the arbitration panel, to be chosen by the two Party-appointed arbitrators. If either Iveco or Nikola fails to appoint an arbitrator or the two Party-appointed arbitrators fail to appoint the third within the time periods prescribed below, then the appointments shall be made by the Secretariat of the LCIA pursuant to the Rules.

Arbitration may be commenced by any Party by giving written notice setting out the nature of the dispute to each other Party and to the LCIA pursuant to the Rules. Within 5 calendar days of such notice, the party demanding arbitration shall appoint its arbitrator. Within 15 calendar days of that appointment, the other party shall appoint its arbitrator. Within 30 calendar days after the appointment of both Party-appointed arbitrators, those two Party-appointed arbitrators shall appoint the third arbitrator.

Except as required by applicable Law, none of Iveco, Nikola or the arbitration panel may disclose the existence, content or results of the arbitration unless and to the extent that disclosure is required by applicable Law or is necessary for permitted court proceedings.

The arbitration panel shall be authorized to award monetary damages and to grant injunctive relief, including interim relief pending the final award. Any interim or provisional measure in the form of conservatory or injunctive relief ordered by the arbitration panel shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability. For the avoidance of doubt, nothing in this Section should be interpreted to preclude any party from seeking interim relief from a court of competent jurisdiction prior to the formation of the arbitration panel. Any monetary award may include interest and shall be stated and payable in U.S. currency. The arbitration panel is not authorized to award punitive or exemplary damages.

10.                               GENERAL PROVISIONS

10.1                        Entire Agreement

This Agreement, including the Annexes attached hereto, represents the entire agreement between the Parties concerning the subject matter hereof. No modification of this Agreement shall be effective unless in writing and signed by both Parties.

10.2                        Performance by Affiliates

Each Party shall, to the extent it is legally able to do so, cause each of its Affiliates to perform all obligations under this Agreement or under any agreement entered into by any of its Affiliates pursuant to this Agreement.

10.3                        Force Majeure

Each Party will be excused from its obligations under this Agreement if and to the extent prevented from performing its obligations directly or indirectly by circumstances beyond its control, including but not limited to war, fire, explosions, flood, natural disaster, strikes, organized labour actions, transportation interruptions, equipment failure, riots, destruction of records, acts of governmental authority (other than revenue authorities), acts of God or other contingencies beyond the reasonable control of the Party which make impossible or commercially impracticable the performance of its obligations under this Agreement (a “Force Majeure Event”). As soon as there is a clear indication that a Force Majeure Event might occur, the Party intending to assert Force Majeure Event shall advise the other Party without delay of the possible Force Majeure Event. Upon the actual occurrence of a Force Majeure Event, the Party delaying performance of, or failing to perform, its obligations shall promptly give written notice thereof to the other Party describing the nature of the contingency preventing performance, its effects and its anticipated duration, and shall make all reasonable efforts to remove such disability as soon as possible. Upon receipt of such notice, the Party receiving such notice shall be excused from the performance of its obligations under this Agreement during the period if such Force Majeure Event. The Parties agree to cooperate in order to minimize the costs, damages and inconveniences arising from such Force Majeure Event. Upon the notice by a Party to the other Party of a Force Majeure Event, and at any time after the Force Majeure Event has continued for a period of six (6) consecutive months, either Party may terminate this Agreement upon five (5) Business Days’ written notice to the other Party.

10.4                        Assignment

No party shall assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto, other than an assignment to an Affiliate; provided, however, that any assignor shall remain bound and liable hereunder.

10.5                        Waiver

Failure of any party hereto to enforce any of the provisions of this Agreement or any right with respect thereto, or failure to exercise any election provided for herein shall not be considered a waiver of such provision, right or election, or in any way affect the validity of this Agreement.

The failure of any party to enforce any of such provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which they may have under this Agreement.

10.6                        Remedies

All rights and remedies of the parties, hereunder shall be in addition to all other legal rights and remedies belonging to them and the same shall be deemed to be cumulative and not alternative to such legal rights and remedies and no party to this Agreement may terminate this Agreement, except in accordance with the express provisions of this Agreement.

10.7                        Rights of Third Parties

a)  Subject to paragraph (b) below, a person who is not a party to this Agreement shall not be entitled to enforce any of its terms under the Contract (Rights of Third Parties) Act 1999.

b)  The Parties agree that certain provisions of this Agreement confer a benefit on the Company and that such provisions are intended to benefit and be enforceable by the Company in its own right under the Contract (Rights of Third Parties) Act 1999. Notwithstanding the foregoing, under no circumstances shall any consent be required from the Company for the termination, rescission, amendment or variation of this Agreement, whether or not such termination, rescission, amendment or variation affects or extinguishes any such benefit or right.

10.8                        Severability

In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The invalidity, illegality or unenforceability of any provision in this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

10.9                        Counterparts

This Agreement shall be executed in two or more counterparts, each of which shall be deemed to be an original, and all shall constitute one and the same Agreement.

10.10                 Notices

All notices, requests, consents, approvals, waivers and other communications hereunder shall be deemed to have been duly given and made if in writing, in English, and if served by personal delivery upon the party for whom they are intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by email or facsimile, provided that the email or facsimile is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person and shall be effective upon receipt:

a)  if to Iveco:

Iveco S.p.A.
via Puglia 35
Turin
Italy

b)  If to Nikola:

Nikola Corporation

4141 E. Broadway Rd.

Phoenix, AZ 85040

c)  if to Producer:

Nikola Iveco Europe B.V

Wanraaij 9, 6673DM Andelst, Netherlands

10.11                 Applicable Law

The validity, interpretation and implementation of this Agreement shall be governed by and construed in accordance with the Laws of England and Wales.

IN WITNESS WHEREOF,

IVECO S.p.A., a corporation duly organised and validly existing under the laws of the Republic of Italy

	By:	/s/ Gerrit Marx
	Name:	Gerrit Marx
	Title:	President, Commercial and Specialty Vehicles, CNH Industrial N.V.

Nikola Iveco Europe B.V., a corporation duly organised and validly existing under the laws of Netherlands

By:	/s/ Damiano Cretarola
	Name:	Damiano Cretarola
	Title:	Director A

By:	/s/ Mark Russell
	Name:	Mark Russell
	Title:	Director B

NIKOLA CORPORATION, a corporation duly organised and validly existing under the laws of Delaware

By:	/s/ Trevor Milton
	Name:	Trevor Milton
	Title:	CEO